Exhibit 99.1

Titan Announces That Target Enrollment Has Been Met Ahead of Schedule in Phase III Clinical Study of Probuphine(R) for Opioid Dependence

Monday December 3, 8:00 am ET

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—Titan Pharmaceuticals, Inc. (AMEX: TTP - News) today announced the early completion of enrollment in its Phase III clinical study of Probuphine in the treatment of opioid dependence. Enrollment was completed approximately one month ahead of schedule, with results from the study expected to be available by the third quarter of 2008.

This randomized, double-blind, placebo-controlled, multi-center Phase III study will evaluate the safety and effectiveness of treatment with Probuphine in reducing opioid dependence over 24 weeks of treatment in approximately 150 patients. This study is part of a registration directed program intended to obtain marketing approval of Probuphine for the treatment of opioid dependence in the U.S. and Europe.

“Opioid dependence is a major health and social issue, and is a chronic medical condition that requires long-term treatment. Probuphine offers the potential to provide an additional, valuable therapy for this condition,” stated Dr. Paul Casadonte, Associate Clinical Professor of Psychiatry New York University School of Medicine.

“We are very pleased with the rapid enrollment of this clinical study. There is a clear desire for additional therapeutic approaches to this disease, and Probuphine has the potential to offer a meaningful treatment alternative,” stated Dr. Marc Rubin, President and CEO of Titan.

About Probuphine

Probuphine is designed to provide continuous, long-term therapeutic levels of the drug buprenorphine, an approved agent for the treatment of opioid dependence. The Company believes that Probuphine has the potential to reduce some limitations currently associated with daily oral buprenorphine therapy, including poor compliance, variable blood levels, morning withdrawal symptoms and misdirection of drug.

Results from a previously completed open label pilot clinical study of Probuphine demonstrated that all 12 opioid-dependent patients switched from daily sublingual buprenorphine therapy to Probuphine had maintenance of therapeutic benefit for a period of six months following a single treatment with Probuphine

Titan is also planning to evaluate the potential use of Probuphine for the treatment of chronic pain, and plans to initiate testing of Probuphine in this setting in 2008. Buprenorphine, the active component of Probuphine, is an effective analgesic and is also approved for this indication in the U.S. and Europe.

About Opioid Dependence

The World Health Organization estimates that 2.8 million individuals in the U.S. and Europe are addicted to illicit opiates such as heroin, and more than 2.0 million individuals in the U.S. alone are addicted to prescription opioid medications. It is estimated that less than twenty percent of this population are currently receiving pharmacological treatment.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP - News) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan’s products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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Titan Pharmaceuticals, Inc.

Robert Farrell, 650-244-4990

Executive Vice President & CFO

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